FOR IMMEDIATE RELEASE
CONTACT:
Thomas R. Quinn, Jr.
President & Chief Executive Officer
77 East King St.
Shippensburg, PA  17257
717.530.2602

Orrstown Financial Services, Inc. Announces Loan Sale and Significant Reduction in Troubled Assets

•	Sale of 172 distressed commercial loans with a balance of $45.6 million completed today
•	Troubled assets reduced by approximately 42% as compared to September 30, 2012, and approximately 61% year to date

Shippensburg, PA (December 20, 2012) Orrstown Financial Services, Inc. (the “Company”), parent company of Orrstown Bank, reported today that it has completed the sale of 172 commercial loans with a balance of $45.6 million to an independent investor group.  The Company received proceeds of $32.1 million from the loan sale and expects the discount to book value to be absorbed through existing loan loss reserves.  As a result of the sale, Orrstown Financial Services’ troubled assets were reduced by approximately 42% versus September 30, 2012 and approximately 61% versus December 31, 2011.

Thomas R. Quinn, Jr., President & CEO, commented, “The Company demonstrated profitability in the first two months of the 4th quarter and we are optimistic about our 4th quarter results. The Board and Management have worked tirelessly this year to address the critical issues facing the Company and we look forward to meeting the needs of our customers, shareholders, and the communities we serve in 2013 and beyond.”

With approximately $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Cautionary Note Regarding Forward Looking Statements

Certain statements made herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements related to the timing of our anticipated return to profitability and statements about meeting the future needs of our customers, shareholders and the communities we serve.  Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will return to profitability or meet the future needs of our customers, shareholders and the communities we serve.  Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s Form 10-K for the fiscal year ended December 31, 2011 and Form 10-Qs for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and other filings made with the Securities and Exchange Commission.  The statements are made only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update any forward looking statements.

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